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                                   EXHIBIT 12
                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (Unaudited)

                                                                           SIX MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1994        1993
                                                                         --------    --------
Earnings:
  Income before taxes and equity in net income (loss) of affiliates...   $199,333    $134,735
  Add:
     Interest expense.................................................     51,924      15,815
     Amortization of debt expense.....................................        728         115
     Amortization of capitalized interest.............................        574         709
     Interest component of rent expense...............................     12,264       8,476
                                                                         --------    --------
  Earnings............................................................   $264,823    $159,850
                                                                         ========    ========
Fixed charges:
  Interest expense....................................................   $ 51,924    $ 15,815
  Amortization of debt expense........................................        728         115
  Capitalized interest................................................        110         100
  Interest component of rent expense..................................     12,264       8,476
                                                                         --------    --------
  Fixed charges.......................................................   $ 65,026    $ 24,506
                                                                         ========    ========

Ratio of earnings to fixed charges....................................       4.07x       6.52x
                                                                         ========    ========
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